Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-      ) pertaining to the registering up to 4,985,875 shares of common stock, par value $0.0001 per share, of Assertio Holdings, Inc. issuable pursuant to the Zyla Life Sciences Amended and Restated 2019 Stock-Based Incentive Compensation Plan, of our reports dated March 10, 2020, with respect to the consolidated financial statements and the financial statement schedule of Assertio Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Assertio Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

June 3, 2020